CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (Post Effective Amendment No. 1 to Form S-1 on Form S-3) No. 333-114089, on Form S-3 No. 333-124403 and on Form S-8 Nos. 333-92379, 333-45854 and 333-88074 of our reports dated March 15, 2006, relating to the financial statements, management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Aptimus, Inc. for the year ended December 31, 2005.

/S/ Moss Adams LLP
Seattle, Washington
March 15, 2006